Exhibit 10.5

ENERGY XXI LTD

PLAN SUPPORT AGREEMENT

November 14, 2016

This Plan Support Agreement (together with the Plan Mediation Term Sheet (as defined below) and the Plan (as defined below), as such may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of November 14, 2016, is entered into by and among: (a) the Debtors; and (b) the undersigned noteholders who are members of the ad hoc committee of Second Lien Noteholders (the “Second Lien Plan Support Parties”), the Second Lien Notes Trustee, the Creditors’ Committee, the undersigned noteholders who are members of the ad hoc group of EGC Unsecured Noteholders (collectively with the EGC Unsecured Notes Indenture Trustee, the “EGC Plan Support Parties”), and the undersigned noteholders who are members of the ad hoc group of EPL Unsecured Noteholders (collectively with the EPL Unsecured Notes Indenture Trustee, the “EPL Plan Support Parties”) (collectively with the EXXI 3.0% Senior Convertible Notes Trustee, and together with any such parties that may enter into this Agreement in accordance with Section 13 and/or Section 14 hereof, the “Plan Support Parties”); provided, however that the Indenture Trustees shall not be required to sign this Agreement; provided further, however that each Indenture Trustee shall be deemed a Plan Support Party unless and until such Indenture Trustee files an objection to the approval, acceptance, or implementation of the Plan and/or directly or indirectly votes to reject the Plan; provided further, however, that an Indenture Trustee shall remain a Plan Support Party notwithstanding the filing of any objection to the Plan solely on the grounds that the Plan does not comply with this Plan Support Agreement or the Plan Mediation Term Sheet or pertains solely to the effect of one or more specific Plan provisions (including omissions) on the rights and duties of such Indenture Trustee. This Agreement (x) collectively refers to the Second Lien Plan Support Parties, the EGC Plan Support Parties, and the EPL Plan Support Parties as the “Noteholder Plan Support Parties” and each of the foregoing individually as a “Noteholder Plan Support Party” and (y) collectively refers to the Debtors and the Plan Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, on September 16, 2016, the Court appointed Judge Leif Clark as the mediator pursuant to the Order (A) Adjourning the Confirmation Hearing and Extending Related Deadlines, (B) Extending the Filing Exclusivity Period and Soliciting Exclusivity Period, and (C) Appointing a Mediator [Docket No. 1337];

[1]	Capitalized terms used but not defined herein are used as defined in the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1418] (the “Existing Plan”).

WHEREAS, in an effort to consensually resolve outstanding disputes among the parties in interest in the Debtors’ Chapter 11 Cases and achieve a consensual and value-maximizing restructuring, representatives for the Debtors, the First Lien Agent, the Second Lien Ad Hoc Committee, the Second Lien Indenture Trustee, the Creditors’ Committee, the Equity Committee, the ad hoc group of EGC Unsecured Noteholders, the EGC Unsecured Notes Indenture Trustee, the ad hoc group of EPL Unsecured Noteholders, the EPL Unsecured Notes Indenture Trustee, and the EXXI 3.0% Senior Convertible Notes Indenture Trustee (collectively, the “Mediation Parties”) participated in a confidential and non-binding mediation process, as discussed on the record at a hearing before the Court on September 13, 2016;

WHEREAS, the Debtors, in consultation with the independent directors of EGC and EPL respectively, and their respective Boards, have continued to engage in extensive, good-faith, arms’ length mediation negotiations with the Plan Support Parties;

WHEREAS, the Parties have reached agreement on the terms of a global settlement that contemplates (a) the execution of this Agreement and (b) the modification of the Existing Plan on the terms set forth in that certain plan mediation term sheet (the “Plan Mediation Term Sheet”) attached hereto as Exhibit A;

WHEREAS, as a result of these negotiations, the Parties have agreed to support the Existing Plan as modified in accordance with the terms of this Agreement and the Plan Mediation Term Sheet (as modified, the “Plan”) attached hereto as Exhibit B;

WHEREAS, the independent directors of EGC and EPL have determined that the Debtors’ entry into this Agreement and consummation of the Plan in accordance with the Plan Mediation Term Sheet are in the best interests of the EGC and EPL estates (as applicable);

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.           PSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “PSA Effective Date”) that this Agreement has been executed by all of the following: (a) each Debtor; (b) the Creditors’ Committee; (c) the Second Lien Plan Support Parties, holding, in the aggregate, at least 66.6% in principal amount outstanding of the Second Lien Notes Claims; (d) the EGC Plan Support Parties holding, in the aggregate, at least 26% in principal amount outstanding of the EGC Unsecured Notes Claims (excluding the EGC Repurchased Bonds); (e) the EPL Plan Support Parties holding, in the aggregate, at least 55.7% in principal amount outstanding of the EPL Unsecured Notes Claims (excluding the EPL Repurchased Bonds).

2.           Exhibits and Schedules Incorporated by Reference. Each of the exhibits attached hereto and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern. For the avoidance of doubt, in the event of any inconsistency between the Plan Mediation Term Sheet and the Plan, the Plan Mediation Term Sheet shall govern.

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3.           Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include:

(i)	the Plan;

(ii)	the Confirmation Order; and

(iii)	the second supplement (as amended, supplemented, or otherwise modified from time to time, the “Second Supplement”) to the Debtors’ Third Amended Disclosure Statement for the Debtors’ Proposed Joint Chapter 11 Plan of Reorganization [Docket No. 809] (the “Disclosure Statement”).

(b)	The Definitive Documentation identified in Section 3(a) will, after the PSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including all exhibits hereto) and be in form and substance reasonably satisfactory to each of: (i) the Second Lien Plan Support Parties who hold, in the aggregate, at least 66.6% in principal amount outstanding of the Second Lien Notes Claims held by the Second Lien Plan Support Parties (the “Majority Second Lien Plan Support Parties”); (ii) the Creditors’ Committee; (iii) the EGC Unsecured Notes Indenture Trustee and the EGC Plan Support Parties who hold, in the aggregate, at least 66.6% in principal amount outstanding of the EGC Unsecured Notes Claims held by the EGC Plan Support Parties (the “Majority EGC Plan Support Parties”); and (iv) the EPL Unsecured Notes Indenture Trustee and the EPL Plan Support Parties who hold, in the aggregate, at least 66.6% in principal amount outstanding of the EPL Unsecured Notes Claims held by the EPL Plan Support Parties (the “Majority EPL Plan Support Parties” and, collectively with the Majority Second Lien Plan Support Parties, the Creditors’ Committee, and the Majority EGC Plan Support Parties, the “Majority Plan Support Parties”). For the avoidance of doubt, when used herein, the term “Majority Plan Support Parties” shall require the independent approval of the Majority Second Lien Plan Support Parties, the Creditors’ Committee, the Majority EGC Plan Support Parties, and the Majority EPL Plan Support Parties.

4.           Milestones. Subject to Section 7, the Debtors shall implement the Restructuring Transactions on the following timeline (each deadline, a “Milestone”):

(a)	no later than December 15, 2016, the Court shall have commenced the Confirmation Hearing;

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(b)	no later than December 31, 2016, the Court shall have entered the Confirmation Order; and

(c)	no later than January 31, 2017, the Effective Date shall have occurred.

Subject to the individual termination right set forth in Sub-Clause (a) of Section 10, the Debtors may extend a Milestone with the express prior written consent of the Majority Plan Support Parties.

5.           Commitment of the Noteholder Plan Support Parties. Each Noteholder Plan Support Party shall (severally and not jointly), solely as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims held by it, from the PSA Effective Date until the occurrence of a Termination Date (as defined in Section 11) applicable to such Noteholder Plan Support Party:

(a)	use commercially reasonable efforts to support and cooperate with the Debtors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement and the Plan Mediation Term Sheet (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation), including vote all of its claims against, or interests in, as applicable, the Debtors now or hereafter owned by such Noteholder Plan Support Party (or for which such Noteholder Plan Support Party now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement, the Second Supplement, and the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”); as approved consistent with the Bankruptcy Code upon receipt of Solicitation Materials approved by the Court and timely return a duly-executed ballot in connection therewith;

(b)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan; provided, however, that upon termination of this Agreement, the votes of the Noteholder Plan Support Parties shall be deemed immediately withdrawn and deemed timely votes to reject the Plan unless the applicable Noteholder Plan Support Party elects otherwise in writing to the Debtors, and each Party agrees that nothing in this Agreement, the Bankruptcy Code, or applicable law prohibits such Noteholder Plan Support Party from making such election; and

(c)	use commercially reasonable efforts to support and not object to, delay, impede, or take any other action to interfere with the Restructuring Transactions, or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring Transactions and the Plan (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation).

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Notwithstanding anything herein to the contrary, nothing in this Agreement shall require any Second Lien Plan Support Party to take any action or refrain from taking any action that is inconsistent with such Second Lien Plan Support Party’s obligations under that certain Intercreditor Agreement, dated as of March 12, 2015, between The Royal Bank of Scotland plc, as Priority Lien Agent, and U.S. Bank National Association, as Second Lien Collateral Trustee.

Notwithstanding anything herein to the contrary, nothing in this Agreement and neither a vote to accept the Plan by any Noteholder Plan Support Party nor the acceptance of the Plan by any Noteholder Plan Support Party shall (w) be construed to prohibit any Noteholder Plan Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies specifically reserved herein, (x) be construed to limit any Noteholder Plan Support Party’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Noteholder Plan Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the PSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are consistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, provided, however, that any delay or other impact on consummation of the Restructuring Transactions caused by a Noteholder Plan Support Party’s opposition to any relief that is inconsistent with the terms of this Agreement, the Plan Mediation Term Sheet, or the Plan shall not constitute a violation of this Agreement, or (y) impair or waive the rights of any Noteholder Plan Support Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Court.

6.           Commitment of the Creditors’ Committee. The Creditors’ Committee (solely in its capacity as an official committee) shall from the PSA Effective Date until the occurrence of a Termination Event (as defined in Section 9) applicable to the Creditors’ Committee:

(a)	Subject to Sub-Clause (c) of this Section 6, use commercially reasonable efforts to support and cooperate with the Debtors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement (but without limiting consent, approval, or termination rights provided in this Agreement, the Plan and the Definitive Documentation).

(b)	Subject to Sub-Clause (c) of this Section 6, use commercially reasonable efforts to not object to, delay, impede, or take any other action to interfere with the Restructuring Transactions, or propose, file or support any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring Transactions and the Plan.

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(c)	Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) be construed to prohibit the Creditors’ Committee from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies specifically reserved herein, (ii) be construed to limit the Creditors’ Committee’s rights under applicable law or to prohibit the Creditors’ Committee from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the PSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Plan Mediation Term Sheet and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, provided, however, that any delay or other impact on consummation of the Restructuring Transactions caused by the Creditors’ Committee’s opposition to any relief that is inconsistent with the terms of this Agreement or the Plan shall not constitute a violation of this Agreement, or (ii) impair or waive the rights of the Creditors’ Committee to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Court.

(d)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent the Creditors’ Committee from taking or refraining from taking any action that, after receiving advice from counsel, it is obligated to take or refrain from taking in the performance of its fiduciary obligations under applicable law. Further, for the avoidance of doubt, and notwithstanding any provisions to the contrary herein, in order to fulfill its fiduciary obligations, the Creditors’ Committee may analyze and consider unsolicited proposals or offers for any alternative chapter 11 plan or restructuring transaction and may ask clarifying questions regarding that offer without breaching its obligations under this Agreement or giving rise to a Termination Event.

(e)	The Creditors’ Committee agrees to submit a letter, which shall be included in the Solicitation Materials, recommending that the Debtors’ unsecured creditors vote in favor of the Plan, which letter and recommendation shall not be subsequently withdrawn, provided however, that if this Agreement is terminated with respect to the Creditors’ Committee for any reason such letter shall be deemed automatically withdrawn and shall not be utilized by the Debtors for any further purpose without the express written consent of the Creditors’ Committee.

For the avoidance of doubt, the obligations of the Creditors’ Committee under this Agreement shall be binding on the Creditors’ Committee itself, and nothing set forth in this Agreement shall be construed to bind any individual member of the Creditors’ Committee in its individual capacity, unless such member has separately executed this Agreement in its individual capacity.

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7.           Commitment of the Debtors.

(a)	Subject to Sub-Clause (b) of this Section 7, each of the Debtors (i) agrees to (A) support and make commercially reasonable efforts to complete the Restructuring Transactions set forth in the Plan and this Agreement, (B) take any and all necessary and appropriate actions in furtherance of the Plan Mediation Term Sheet, the Plan and this Agreement, and (C) make reasonable best efforts to complete the Restructuring Transactions set forth in the Plan in accordance with each Milestone set forth in Section 4 of this Agreement, and (ii) shall not undertake any action inconsistent with the adoption and implementation of the Plan and the confirmation thereof, including, without limitation, filing any motion to terminate this Agreement.

(b)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent the directors, officers, or managers of any Debtor (in such person’s capacity as a director, officer, or manager of such Debtor) from taking or refraining from taking any action that, after receiving advice from counsel, it is obligated to take or refrain from taking in the performance of its fiduciary obligations under applicable law.

(c)	The Debtors shall timely file a formal objection, in form and substance reasonably acceptable to the Majority Plan Support Parties, to any motion filed with the Court seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases.

(d)	The Debtors shall timely file a formal objection, in form and substance reasonably acceptable to the Majority Plan Support Parties, to any motion filed with the Court seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

(e)	The Debtors may receive (but not solicit) proposals or offers for any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring Transactions (an “Alternative Transaction”) from other parties and discuss such Alternative Transactions received; provided, however, that the Debtors shall provide a copy of any written offer or proposal (and notice of all terms of any oral offer or proposal) for an Alternative Transaction received to the legal counsel and financial advisors to Plan Support Parties within one (1) day of the Debtors’ or their advisors’ receipt of such offer or proposal.

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For the avoidance of doubt, nothing in this Section 7 shall be construed to limit in any way any Plan Support Party’s rights under this Agreement, including upon occurrence of any Termination Event.

8.           Plan Support Party Termination Events. Each of the Majority Second Lien Plan Support Parties, the Creditors’ Committee, the Majority EGC Plan Support Parties, and the Majority EPL Plan Support Parties (each such group, a “Terminating Support Group”) shall have the right, but not the obligation, upon notice to the other Parties, to terminate the obligations of the Second Lien Plan Support Parties, the Creditors’ Committee, the EGC Plan Support Parties, and the EPL Plan Support Parties, respectively, under this Agreement upon the occurrence of any of the following events (other than with respect to the events enumerated in Sections 8(h) and (m)), unless waived, in writing, by the Majority Plan Support Parties on a prospective or retroactive basis (each, a “Plan Support Party Termination Event”). Only the Majority Second Lien Plan Support Parties shall have the right, but not the obligation, upon notice to the other Parties, to terminate the obligations of the Second Lien Plan Support Parties under this Agreement upon the occurrence of any of the events enumerated in Sections 8(h) and (m):

(a)	the failure to meet any of the Milestones in Section 4 unless (i) such failure is the direct result of any act, omission, or delay on the part of any Plan Support Party in violation of its obligations under this Agreement or (ii) such Milestone is extended in accordance with Section 4;

(b)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(c)	the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)	any Debtor (i) files, amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement, the Plan, or the Plan Mediation Term Sheet, (ii) revokes the Restructuring Transactions without the prior consent of the Majority Plan Support Parties, or (ii) publicly announces its intention to take any such acts listed in (i) or (ii) of this Sub-Clause (d);

(e)	any Debtor files or publicly announces that it will file or joins in or supports any plan of reorganization other than the Plan;

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(f)	a material breach by any Debtor or the Creditors’ Committee of any representation, warranty, or covenant of such Debtor or the Creditors’ Committee set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Debtors or the Creditors’ Committee that are included in the Plan Mediation Term Sheet attached to this Agreement but not in this Agreement are to be considered “covenants” of the Debtors and the Creditors’ Committee, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Mediation Term Sheet to be re-copied in this Agreement) that could reasonably be expected to impair the economic treatment provided under the Plan Mediation Term Sheet for the applicable Terminating Support Group (or the constituency such Terminating Support Group represents) or prevent confirmation of the Plan in accordance with the Plan Mediation Term Sheet, which (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Plan Support Parties or the Debtors or the Creditors’ Committee (as applicable) of written notice of such breach; provided, however, that the Debtors or the Creditors’ Committee, as applicable shall provide written notice of such breach promptly upon becoming aware of such breach following reasonable inquiry;

(g)	a material breach by a Plan Support Party that is not or was not formerly a member of the same ad hoc group or ad hoc committee as the Terminating Support Group of any representation, warranty, or covenant of such Plan Support Party set forth in this Agreement that could reasonably be expected to impair the economic treatment provided under the Plan Mediation Term Sheet for the applicable Terminating Support Group (or the constituency such Terminating Support Group represents) or prevent confirmation of the Plan in accordance with the Plan Mediation Term Sheet (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Plan Support Party of notice and description of such breach; provided, however, that in the event of such breach, the Debtors and the Majority Plan Support Parties (excluding the breaching Plan Support Party) may elect to terminate this Agreement as to such breaching Plan Support Party, in which case such Plan Support Party shall no longer be considered a Party to this Agreement and all Parties reserve their rights against the breaching Party;

(h)	with the exception of any challenge that is the subject of a pleading that has been filed with the Court as of the PSA Effective Date, (which pleadings need not be withdrawn until the Plan is confirmed and the Effective Date occurs),either (i) any Party files, supports, or directs any party to file or support a motion, application, or adversary proceeding (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of the Second Lien Notes Claims or the liens securing such claims, or (B) asserting any other cause of action against and/or with respect or relating to such claims or the prepetition liens securing such claims; or (ii) the Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any Second Lien Plan Support Party, the Second Lien Noteholders, the Second Lien Indenture Trustee, or the collateral agent under the Second Lien Indenture with respect to any of the foregoing causes of action or proceedings;

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(i)	any Debtor or the Creditors’ Committee terminates its obligations under and in accordance with this Agreement;

(j)	any board, director, officer, or manager (or party with authority to act) of a Debtor (or the Debtors themselves) takes any action in furtherance of the rights available to it (or them) under Section 7(b) of this Agreement that are inconsistent with the Restructuring Transactions as contemplated by the Plan Mediation Term Sheet;

(k)	any of the orders approving this Agreement, the Plan, the Second Supplement, or any supplement to the Disclosure Statement are (A) stayed and such stay is not vacated or does not expire by its own terms by the later of the applicable Milestone for the entry of such order or 14 days after the imposition of such stay, (B) vacated and no replacement order (which otherwise complies with the terms of this Agreement) is entered by the later of the applicable Milestone for entry of such order or 5 days after such vacatur, or (C) reversed;

(l)	the failure of any Definitive Documentation to be in form and substance reasonably satisfactory to the Majority Plan Support Parties; or

(m)	the Creditors’ Committee fails to comply with Section 6(e) of this Agreement.

(n)	In addition to the foregoing, the Creditors’ Committee shall have the right, but not the obligation, upon notice to the other Parties, to terminate the Creditors’ Committee’s obligations under this Agreement (i) upon the occurrence of any Plan Support Party Termination Event unless waived, in writing, by the Majority Plan Support Parties and the Creditors’ Committee on a prospective or retroactive basis, and (ii) if the Creditors’ Committee determines, after receiving advice from counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties.

9.           The Debtors’ Termination Events. Each Debtor may, upon notice to the Plan Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Plan Support Party Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, on a prospective or retroactive basis, the occurrence of a Debtor Termination Event:

(a)	a material breach by a Plan Support Party of any representation, warranty, or covenant of such Plan Support Party set forth in this Agreement that could reasonably be expected to prevent confirmation of the Plan in accordance with the Plan Mediation Term Sheet;

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(b)	upon notice to the Plan Support Parties, if the board of directors or board of managers, as applicable, of a Debtor determines, after receiving advice from counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties; or

(c)	the issuance by any governmental authority, including the Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that could reasonably be expected to prevent confirmation of the Plan in accordance with the Plan Mediation Term Sheet; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement.

10.         Individual Termination. (a) Any Plan Support Party may terminate this Agreement as to itself in the event that the Milestone set forth in Sub-Clause (c) of Section 4 is not met, (b) any Plan Support Party may terminate this Agreement as to itself in the event the economic treatment provided under the Plan or the Plan Mediation Term Sheet for such Plan Support Party is amended or modified in a manner adverse to such Plan Support Party (or the constituency such Plan Support Party represents), or (c) any Second Lien Plan Support Party may terminate this Agreement as to itself in the event that any Definitive Document is filed or executed that specifically provides, with respect to distributions under the Plan, for the allocation for tax purposes between principal and interest in a manner that is not acceptable to such Second Lien Plan Support Party, in each case, by giving ten (10) business days’ notice to the Debtors and the other Plan Support Parties within five (5) business days of such missed Milestone, filing, or execution.

11.         Mutual Termination; Automatic Termination. This Agreement and the
obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) each of the Majority Plan Support Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of the Effective Date.

12.         Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 8, 9, 10 or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 11, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 12, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 29, 31, and 32 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof. The Parties agree that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited as a matter of law by the automatic stay imposed by section 362 of the Bankruptcy Code, and the Debtors agree not to raise any argument or take any position to the contrary.  To the extent the Debtors raise any such argument or take any such position, the occurrence of any of the Termination Events in Section 8 of this Agreement shall result in an automatic termination of the Agreement.

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13.         Transfers of Claims and Interests.

(a)	No Noteholder Plan Support Party shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Noteholder Plan Support Party’s claims against any Debtor subject to this Agreement, as applicable, in whole or in part, or (ii) deposit any of such Noteholder Plan Support Party’s claims against any Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Noteholder Plan Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Noteholder Plan Support Party or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a Transferee Joinder substantially in the form attached hereto as Exhibit C (the “Transferee Joinder”). With respect to claims against or interests in a Debtor held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Noteholder Plan Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Noteholder Plan Support Party, and shall not create any obligation or liability of any Debtor or any other Plan Support Party to the purported transferee.

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(b)	Notwithstanding Sub-Clause (a) of this Section 13, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Noteholder Plan Support Party to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against any Debtor, as applicable, by a Plan Support Party to a transferee; provided that such transfer by a Noteholder Plan Support Party to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 13; and (ii) to the extent that a Noteholder Plan Support Party, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Debtor from a holder of such claim who is not a Noteholder Plan Support Party, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Plan Support Party in accordance with this Section 13. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

14.         Further Acquisition of Claims or Interests. Except as set forth in Section 13, nothing in this Agreement shall be construed as precluding any Noteholder Plan Support Party or any of its affiliates from acquiring additional First Lien Claims, Second Lien Notes Claims, unsecured notes claims, existing equity interests, or interests in the instruments underlying the First Lien Claims, Second Lien Notes Claims, unsecured notes claims, or existing equity interests; provided, however, that any additional First Lien Claims, Second Lien Notes Claims, unsecured notes claims, existing equity interests, or interests in the underlying instruments acquired by any Noteholder Plan Support Party and with respect to which such Noteholder Plan Support Party is the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition, such Noteholder Plan Support Party shall notify the Debtors in advance of the Confirmation Hearing.

15.         Fees and Expenses. On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date services), the Debtors shall pay in Cash all reasonable and documented unpaid fees and expenses of the Second Lien Plan Support Parties and the Ad Hoc Committee of Second Lien Noteholders and their advisors, including counsel, without application to or approval of the Court; provided, however that such fees and expenses will be subject to review as set forth in the Final Cash Collateral Order (whether or not the Final Cash Collateral Order remains in effect as of the Effective Date).

16.         Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Plan Support Parties will not be solicited until such Parties have received the Second Supplement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code. The EGC Plan Support Parties and the EPL Plan Support Parties agree that the agreements set forth herein constitute a direction to the applicable trustees for the EGC Unsecured Notes Indenture and the EPL Unsecured Notes Indenture, respectively, to take all necessary and appropriate actions to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated thereby.

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17.         Representations and Warranties.

(a)	Each Plan Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date hereof:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement (as limited by the Bankruptcy Code and applicable law with respect to the Creditors’ Committee);

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, or bylaws, or other organizational documents in any material respect;

(iv)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(v)	except for the Creditors’ Committee, it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(vi)	except for the Creditors’ Committee, it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; or (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof; and

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(vii)	solely for the Creditors’ Committee, the Creditors’ Committee has been represented by counsel in connection with this Agreement and the transactions contemplated by the Agreement.

(b)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part, including approval of each of the independent director(s) or manager(s), as applicable, of each of the corporate entities that comprise the Debtors;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the Plan Mediation Term Sheet and this Agreement have been reviewed, approved and authorized by each of the independent directors of EGC and EPL, respectively, each of whom has had the benefit of the advice of independent counsel and a financial advisor, and such independent directors (A) have concluded that the Debtors’ entry into this Agreement and performance of their obligations hereunder are in the best interests of the EGC and EPL estates (as applicable) under the circumstances and (B) approve, authorize and support the Debtors’ proposal, prosecution, confirmation, and consummation of the Plan and other Definitive Documents on the terms described in the Plan Mediation Term Sheet and the Definitive Documents prepared in accordance with this Agreement;

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(v)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(vi)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Court, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vii)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

(c)	Each of the Plan Support Parties and the Debtors (including the independent directors of EGC and EPL, respectively) agree to support consummation of the Restructuring Transactions in accordance with the Plan Mediation Term Sheet and the terms and conditions of this Agreement and to take all actions as may be appropriate to consummate the Restructuring Transactions, including, without limitation, filing pleadings and making statements in open Court in support of the Restructuring Transactions.

18.         Survival of Agreement. Each of the Parties acknowledges and agrees that (i) the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Court, and (ii) the Debtors waive any rights to assert that the exercise of such rights violate the automatic stay or any other provisions of the Bankruptcy Code.

19.         Waiver. If the Restructuring Transactions contemplated herein are not consummated, or following the occurrence of a Termination Event, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, the Plan, this Agreement, the Plan Mediation Term Sheet, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

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20.         Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Plan Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Plan Support Parties are in any way acting in concert or as such a “group.”

21.         Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22.         Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party (a) agrees that the Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement and (b) irrevocably and unconditionally submits to the personal jurisdiction of the Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23.         Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

24.         Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

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25.         No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26.         Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:

Energy XXI Ltd
Attn:    John D. Schiller
1021 Main, Suite 2626
Houston, TX 77002
Tel:     (713) 351-3000
Fax:    (713) 351-33000
Email:  jschiller@energyxxi.com

with a copy to:

Vinson & Elkins L.L.P.
Attn:    Harry A. Perrin
1001 Fannin Street

Houston, TX 10022-4611
Tel:     (713) 758-2222
Fax:    (713) 758-2346
Email:  hperrin@velaw.com

Vinson & Elkins L.L.P.
Attn:    David S. Meyer
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Tel:     (212) 237-0000
Fax:    (212) 237-0100
Email:  dmeyer@velaw.com

(b)	If to a Second Lien Plan Support Party:

To the address set forth on its signature page hereto

with a copy to

Milbank, Tweed, Hadley & McCloy LLP

Attn:    Dennis F. Dunne and Samuel A. Khalil

28 Liberty Street

18

New York, NY 10005

Tel:      (212) 530-5000

Fax:      (212) 530-5219

Email:   ddunne@milbank.com

   skhalil@milbank.com

(c)	If to the Creditors’ Committee:

Latham & Watkins LLP

Attn:    Mitchell A. Seider and Adam J. Goldberg

885 Third Avenue

New York, NY

Tel:      (212) 906-1637

Fax:      (212) 751-4864

Email:   mitchell.seider@lw.com

   adam.goldberg@lw.com

and

Heller, Draper, Patrick, Horn & Dabney, L.L.C.

Attn: William H. Patrick III and Tristan Manthey

650 Poydras Street, Suite 2500

New Orleans, Louisiana 70130

Tel:      (504) 299-3345

Fax:      (504)299-3399

Email:   wpatrick@hellerdraper.com

   tmanthey@hellerdraper.com

(d)	If to an EGC Plan Support Party:

To the address set forth on its signature page hereto

with a copy to

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131-2532

Attn: Thomas E Lauria

and

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036-2787

Attn:  Harrison Denman

Andrew Zatz

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(e)	If to an EPL Plan Support Party:

To the address set forth on its signature page hereto

with a copy to

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn: Philip D. Anker

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston MA 02109

Attn: Dennis L. Jenkins

27.         Entire Agreement. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

28.         Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented without the prior written consent of the Debtors and the Majority Plan Support Parties; provided, however, that (a) the prior written consent of all Parties shall be required to modify, amend, or supplement Sections 10(a) or 10(b) of this Agreement and (b) the prior written consent of all Second Lien Plan Support Parties shall be required to modify, amend, or supplement Section 10(c) of this Agreement.

29.         Reservation of Rights.

(a)	Except as expressly provided in this Agreement or the Plan Mediation Term Sheet, including Section 5(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.

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(b)	Without limiting Sub-Clause (a) of this Section 29 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement and the Plan Mediation Term Sheet, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses, subject to Section 19 of this Agreement. The Plan Mediation Term Sheet, this Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30.      Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31.      Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, after the PSA Effective Date, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein without the express written consent of the other Parties; provided further, however, that no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Plan Support Party without such Plan Support Party’s prior written consent.

32.      Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

33.      Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

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[Signature Pages Redacted.]

Exhibit A to the Plan Support Agreement

Plan Mediation Term Sheet

EXXI – Plan Mediation Term Sheet1

I.	Definitions:

•	“Ad Hoc Group of EGC Unsecured Noteholders” means the ad hoc group of holders of EGC Unsecured Notes, represented by White & Case LLP, as defined in that certain Verified Statement of White & Case LLP and the Ad Hoc Group of EGC Unsecured Noteholders Pursuant to Bankruptcy Rule 2019 filed on or about June 10, 2016 [Docket No. 475], as it may be amended or supplemented from time to time.

•	“Ad Hoc Group of EPL Unsecured Noteholders” means (a) the ad hoc group of holders of EPL 8.25% Senior Notes, represented by Wilmer Cutler Pickering Hale and Dorr LLP, as defined in that certain Sixth Supplemental Verified Statement Pursuant to Bankruptcy Rule 2019 filed on or about November 3, 2016 [Docket No. 1617], as it may be amended or supplemented from time to time, and (b) the “EPL Sponsor Group,” as defined in that certain First Supplemental Verified Statement Pursuant to Bankruptcy Rule 2019 of Bryan Cave LLP and the EPL Sponsor Group filed on or about August 10, 2016 [Docket No. 1010], as it may be amended or supplemented from time to time.

•	“EGC New Warrant Package” means warrants equal to an aggregate of 3.6% of the New Equity (subject to dilution from the Management Incentive Plan, but otherwise subject to anti-dilution adjustments for stock dividends, stock splits, and similar combinations or subdivisions of the common stock) with a maturity of five (5) years from the Effective Date and an equity strike price equal to $1.45 billion divided by the number of shares of common stock in New Parent outstanding on the Effective Date.

•	“EGC Unsecured Notes Claims” means, collectively, Claims arising on account of the EGC Unsecured Notes, including any guaranty Claims arising on account of the EGC Unsecured Notes and the EGC Unsecured Notes Indentures, other than any Claims arising on account of the EGC Repurchased Bonds, which, for the purposes of this Plan, shall not be considered EGC Unsecured Notes Claims.

•	“EPL New Warrant Package” means warrants equal to an aggregate of 2.4% of the New Equity (subject to dilution from the Management Incentive Plan, but otherwise subject to anti-dilution adjustments for stock dividends, stock splits, and similar combinations or subdivisions of the common stock) with a maturity of five (5) years from the Effective Date and an equity strike price equal to $1.45 billion divided by the number of shares of common stock in New Parent outstanding on the Effective Date.

•	“EPL Unsecured Notes Claims” means, collectively, Claims arising on account of the EPL 8.25% Senior Notes other than any Claims arising on account of the EPL Repurchased Bonds, which, for purposes of this Plan, shall not be considered EPL Unsecured Notes Claims.

[1]	Capitalized terms used but not defined herein are used as defined in the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1418] (as amended, the “Plan”) or the Plan Support
Agreement (as defined herein), as applicable.

•	“Exculpated Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Support Parties; (d) the Creditors’ Committee and its past and current members in their capacities as such; (e) the First Lien Agent; (f) the First Lien Secured Parties; (g) the Second Lien Indenture Trustee; (h) the Second Lien Collateral Trustee; (i) the Provisional Liquidator; and (j) with respect to each of the foregoing Entities in clauses (a) through (i), such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

•	“General Unsecured Claim Distribution” means $1,470,000.

•	“Management Equity Pool” means up to 5% of the total New Equity on a fully diluted basis reserved under the Management Incentive Plan, 3% of which will be allocated by the New Parent Board to officers, directors, employees, and consultants of the Reorganized Debtors no later than 120 days after the Effective Date on terms and conditions determined by the New Parent Board, including the type of equity based awards.

•	“New Warrant Agreement” means the document governing the New Warrant Package, the form of which shall be included in the Plan Supplement. The New Warrant Agreement will (i) provide for anti-dilution adjustments (in addition to those included in the definitions of EGC New Warrant Package and EPL New Warrant Package) solely for spin-offs and other asset distributions and extraordinary cash distributions, and (ii) provide that, in connection with a merger or similar sale of New Parent, each warrant will become exercisable for such cash, stock, securities or other assets or property as would have been payable in such sale transaction with respect to the New Parent securities issuable upon exercise of such warrant if such warrant had been exercised immediately prior to the occurrence of such transaction.

•	“New Warrant Package” means, collectively, the EGC New Warrant Package and the EPL New Warrant Package.

•	“Plan Support Agreement” means that certain plan support agreement among the Debtors, the Second Lien Plan Support Parties, the Creditors’ Committee, and the other Plan Support Parties (except as otherwise noted herein) and satisfactory to the Debtors, the ad hoc committee of Second Lien Noteholders, the Creditors’ Committee, and the other Plan Support Parties.

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•	“Plan Support Parties” means the Second Lien Plan Support Parties, the Debtors, the Creditors’ Committee, the EGC Plan Support Parties, the EGC Unsecured Notes Indenture Trustee, the EPL Plan Support Parties, the EPL Unsecured Notes Indenture Trustee, and the EXXI 3.0% Senior Convertible Notes Trustee; provided that the Indenture Trustees shall not be required to execute the Plan Support Agreement to become a Plan Support Party and shall be deemed a Plan Support Party unless they file an objection to the approval, acceptance or implementation of the Plan and/or directly or indirectly solicit votes to reject the Plan; provided, further, that an Indenture Trustee shall remain a Plan Support Party notwithstanding the filing of any objection to the Plan solely on the grounds that the Plan does not comply with the Plan Support Agreement or this Plan Mediation Term Sheet or pertains solely to the effect of one or more specific Plan provisions (including omissions) on the rights and duties of such Indenture Trustee.

•	“Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors’ Committee and its past and current members in their capacities as such; (d) the First Lien Agent; (e) the First Lien Secured Parties; (f) the Plan Support Parties; (g) the Second Lien Indenture Trustee; (h) the Second Lien Collateral Trustee; (i) the Provisional Liquidator; and (j) with respect to each of the foregoing parties under (a) through (i) such Entity and its current and former Affiliates, and such Entity’s current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

•	“Releasing Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors’ Committee and its past and current members in their capacities as such; (d) the First Lien Agent; (e) the First Lien Secured Parties; (f) the Second Lien Indenture Trustee; (g) the Plan Support Parties; (h) the Provisional Liquidator; (i) all holders of Claims and Interests that are deemed to accept the Plan; (j) all holders of Claims and Interests who vote to accept the Plan; (k) all holders of Claims and Interests who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (l) all holders of Claims and Interests who vote to reject the Plan and who do not opt out of the releases provided by the Plan; and (m) with respect to each of the foregoing parties under (a) through (l), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such. For the avoidance of doubt, the term “Releasing Party” does not include (i) holders of Claims or Interests who are not entitled to vote on the Plan or (ii) holders of EXXI Interests in their capacities as such.

•	“Second Lien Plan Support Parties” means the members of the ad hoc committee of Second Lien Noteholders party to the Plan Support Agreement.

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II.	Changes to Current Plan Treatment:

•	Each holder of an Allowed Second Lien Notes Claim receives such holder’s Pro Rata share of 84% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package.

•	Each holder of an Allowed EGC Unsecured Notes Claim receives such holder’s Pro Rata share of (a) 12% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package, and (b) the EGC New Warrant Package.[2]

•	Each holder of an Allowed EPL Unsecured Notes Claim receives such holder’s Pro Rata share of (a) 4% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package, and (b) the EPL New Warrant Package.[3]

•	Each holder of an Allowed EXXI Convertible Notes Claim receives such holder’s Pro Rata share of $2,000,000.

III.	Settlements under the Plan:

•	The Plan constitutes a settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation, the following:

o	the EGC Intercompany Note Dispute and any other disputes concerning in any way the validity, effectiveness, or priority of the EGC Intercompany Note or the Liens granted in connection therewith;

o	the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

o	any dispute regarding the application of the equities of the case exception under section 552(b) or surcharge under section 506(c) in respect of the Second Lien Prepetition Indebtedness;

o	amount of the Second Lien Prepetition Indebtedness and such holders’ Allowed Claims, and the validity and enforceability of the liens securing such Claims;

o	amount of adequate protection claims held by the Second Lien Noteholders and/or the First Lien Lenders under the Final Cash Collateral Order;

[2]	The distribution to holders of EGC Unsecured Notes Claims does not include a distribution to EGC on account of the EGC Repurchased Bonds. For the avoidance of doubt, EGC will not receive a distribution on account of the EGC Repurchased Bonds.

[3]	The distribution to holders of EPL Unsecured Notes Claims does not include a distribution to EGC on account of the EPL Repurchased Bonds. For the avoidance of doubt, EGC will not receive a distribution on account of the EPL Repurchased Bonds.

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o	any dispute regarding the appropriate allocation of general and administrative costs across the Debtors’ Estates and the amount of the Second Lien Notes Deficiency Claims;

o	any challenges to cash transfers and the EPL note interest;

o	any challenges to transfers made by the Debtors to any related entities;

o	the releases, exculpations, and injunctions provided in the Plan;

o	any dispute related to the allowance or disallowance of the EGC Repurchased Bonds or the EPL Repurchased Bonds;

o	any dispute related to the amount and validity of the intercompany payables between EGC and EPL;

o	any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code; and

o	the allocation of the $90 million minimum cash requirement under the Debtors’ Exit Facility.

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IV.	Additional Plan Changes:

•	To the extent not already authorized pursuant to the Final Cash Collateral Order, and except as provided herein with respect to the Debtors and the Creditors’ Committee and in the Plan Support Agreement with respect to the Second Lien Plan Support Parties, the reasonable and documented fees and expenses incurred on or after the Petition Date of (a) counsel, financial advisors (including valuation and any other experts), and management and industry consultants to the Plan Support Parties, the Ad Hoc Group of EGC Unsecured Noteholders, and the Ad Hoc Group of EPL Unsecured Noteholders, and (b) the Indenture Trustees that are Plan Support Parties as of the Effective Date (such fees and expenses, the “Plan Support Parties Fees”) in an amount equal to reasonable estimates provided by each of the Plan Support Parties will be escrowed on the Effective Date. For the avoidance of doubt, such Plan Support Parties Fees shall exclude the fees and expenses incurred on or after the Effective Date of the Indenture Trustees payable pursuant to Article VI.B.1(e)-(g)) of the Plan). Each of the Plan Support Parties Fees will be subject to a review period by the Debtors and the Creditors’ Committee of seven (7) business days following submission of each invoice (including reasonable documentation of such fees and expenses, which may be redacted to preserve privilege and/or confidentiality). Each Plan Support Party may submit more than one but not more than two invoices per professional covering the period from the Petition Date through the Effective Date. To the extent either the Debtors or the Creditors’ Committee delivers to the applicable Plan Support Party a written notice of objection within the seven (7) business day review period, and the applicable Plan Support Party and objecting party are unable to resolve such objection on a consensual basis within seven (7) business days after such objection has been submitted, the Debtors or the Creditors’ Committee, as applicable, may file with the Court a motion or other pleading setting forth the specific objections to the disputed invoice, and the Court shall adjudicate the matter. The Reorganized Debtors will promptly pay any undisputed Plan Support Parties Fees one (1) business day following the expiration of the seven (7) business day review period. When all such amounts owing to Plan Support Parties have been paid in full, any remaining amount in the Plan Support Parties Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court. Notwithstanding anything contained herein to the contrary, (i) the fees and expenses of counsel and financial advisors (including valuation and any other experts) to the Debtors and the Creditors’ Committee shall remain subject to the Court’s Order Establishing Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 409], the applicable provisions of the Appendix B Guidelines for Reviewing Applications for Compensation and Reimbursement of Expenses Filed Under United States Code by Attorneys in Large Chapter 11 Cases, all other applicable law and Court orders, and all applicable retention orders entered during the course of these Chapter 11 Cases for the professionals of the Debtors and the Creditors’ Committee, (ii) the disallowance of any disputed fees or expenses of any Indenture Trustee shall not affect or modify in any way such Indenture Trustee’s charging lien or other rights to recover such fees and expenses pursuant to the relevant indenture, and (iii) the Debtors’ liability for fees and expenses for counsel, financial advisors (including valuation and any other experts), and management and industry consultants to: (A) the Ad Hoc Group of EGC Unsecured Noteholders and the EGC Unsecured Notes Indenture Trustee shall not exceed $11.5 million in the aggregate, and (B) the Ad Hoc Group of EPL Unsecured Noteholders and the EPL Unsecured Notes Indenture Trustee shall not exceed $11 million in the aggregate; provided, further, that notwithstanding the foregoing, the Debtors shall promptly pay (x) up to $15,000 of the undisputed reasonable and documented fees and expenses incurred prior to the Petition Date by counsel, financial advisors (including valuation and any other experts), and management and industry consultants to the EGC Unsecured Notes Indenture Trustee or by the EGC Unsecured Notes Indenture Trustee, which fees and expenses shall be subject to review by the Creditors’ Committee and the Debtors and (y) up to $15,000 of the undisputed reasonable and documented fees and expenses incurred prior to the Petition Date by counsel, financial advisors (including valuation and any other experts), and management and industry consultants to the EPL Unsecured Notes Indenture Trustee or by the EPL Unsecured Notes Indenture Trustee, which fees and expenses shall be subject to review by the Creditors’ Committee and the Debtors. Nothing herein or in the Plan shall affect the rights of any of the Plan Support Parties to appear before the Court and be heard with respect to any application for the payment of fees or expenses of any of the counsel or advisors (including valuation and any other experts) to the Creditors’ Committee or the Debtors.

6

•	The following minority protections for New Equity holders:[4]

o	the New Parent Board shall consist of seven members, consisting of John D. Schiller, Jr. as President and Chief Executive Officer of New Parent (the “CEO”), and six additional Persons selected by the Second Lien Plan Support Parties who are independent from the Second Lien Plan Support Parties pursuant to the standard for independence under NYSE rules; provided, however that the Second Lien Plan Support Parties shall consult with the Ad Hoc Group of EGC Unsecured Noteholders and the Ad Hoc Group of EPL Unsecured Noteholders with respect to the selection of one of the initial directors of the New Parent Board; and

o	customary preemptive rights for each holder that, together with its affiliates (including accounts managed by a common investment manager), owns 1% or more of the outstanding common stock of New Parent to subscribe for its share (calculated pro rata in accordance with the percentage of shares of outstanding common stock of New Parent held) of any equity (including securities convertible into equity) issued by New Parent or any of its subsidiaries, including a customary right for New Parent to provide such preemptive rights promptly following the completion of such an issuance.

•	The Warrant Agreement will be withdrawn and replaced in its entirety by the New Warrant Agreement.

•	The EGC Intercompany Note Trust and all provisions related thereto will be deleted from the Plan.

•	It shall be a condition to Confirmation of the Plan that (i) the Court has approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be included in the Confirmation Order, and (ii) the Plan Support Agreement has not been breached and remains in full force and effect. For the avoidance of doubt, in the event the Court does not approve in all material respects the compromise and settlement of all the Settled Issues or the Plan is otherwise not confirmed in a manner consistent in all material respects with the terms provided for in this Plan Mediation Term Sheet, no party shall be bound to support any of the terms of this Plan Mediation Term Sheet, such parties’ votes in favor of the Plan shall be deemed withdrawn and deemed timely votes to reject the Plan unless the applicable party elects otherwise in writing to the Debtors, and all parties’ rights, remedies, claims, and defenses shall be expressly preserved as if no settlement had been reached.

•	The New Warrant Agreement, the Plan, the Confirmation Order, and any New Money Contribution shall be in form and substance reasonably acceptable to the Majority Plan Support Parties, which shall be defined to include the EGC Unsecured Notes Indenture Trustee, and consistent with this Plan Mediation Term Sheet. With respect to all other Definitive Documentation (as defined in the Plan), the Majority Plan Support Parties (excluding the Majority Second Lien Plan Support Parties) shall have reasonable consent rights with respect to only those terms (which, for the avoidance of doubt, shall include the terms providing for the specific minority protections that are expressly set forth in the Plan Mediation Term Sheet) that could reasonably be expected to impair the economic treatment provided under the Plan and this Plan Mediation Term Sheet for the applicable Majority Plan Support Party. Notwithstanding anything herein to the contrary, (i) the Majority Plan Support Parties shall have a right to review and consult with the Debtors with respect to all Definitive Documentation prior to such Definitive Documentation being filed in the Chapter 11 Cases, and (ii) all Definitive Documentation and the Plan Supplement shall be in form and substance reasonably acceptable to the Majority Second Lien Plan Support Parties and consistent with this Plan Mediation Term Sheet.

[4]	It is not contemplated that there will be a shareholders agreement. Such minority protections will be set forth in the organizational documents for the Reorganized Debtors.

7

•	Waiver of conditions precedent to the Effective Date shall require consent of the Plan Support Parties.

•	Except as expressly provided under the Plan, the releases set forth in Article VIII.F of the Plan shall not release obligations arising under agreements among the Releasing Parties and the Released Parties other than the Debtors (including, without limitation, the indemnification rights of the Indenture Trustees under the Indentures and related documentation).

•	The agreement of each of the Plan Support Parties to this Plan Mediation Term Sheet shall be subject to the terms set forth herein and the Plan Support Agreement. No Plan Support Party shall remain bound by this Plan Mediation Term Sheet in the event that the Plan, the Confirmation Order, the New Warrant Agreement, or any other Definitive Documentation differs materially from the terms set forth herein, including with respect to the treatment of any Plan Support Parties or other parties in interest.

•	The terms and conditions of the Management Incentive Plan shall be consistent with the terms set forth in Exhibit 1 to this Plan Mediation Term Sheet.

•	On the Effective Date, New Parent shall enter into a new employment agreement with John D. Schiller, Jr. as Chief Executive Officer of New Parent (such agreement, the “CEO Employment Agreement”), which CEO Employment Agreement shall include the terms and conditions set forth in Exhibit 1 to this Plan Mediation Term Sheet. The form of the CEO Employment Agreement shall be included in the Plan Supplement.

•	The Debtors shall reject all existing employment agreements or other severance arrangements with management and any existing management incentive programs on the Effective Date. The terms and conditions of any post-Effective Date employment agreements for management other than John D. Schiller, Jr. shall be determined by the New Parent Board; provided, however, that any such employment agreements shall contain a release of claims against the Debtors consistent with the release set forth in the CEO Employment Agreement.

•	Except as expressly set forth herein, the terms of the existing Plan will remain unchanged with respect to the treatment of the Debtors’ directors and officers and holders of Claims and Interests, including holders of First Lien Claims, the BOEM, and Exxon.

8

EXHIBIT 1

Terms of the CEO Employment Agreement

EXXI – Terms of the CEO Employment Agreement1

Schiller Employment Agreement

New Parent will enter into a new employment agreement (the “New Agreement”) with John D. Schiller, Jr. as Chief Executive Officer of New Parent on terms and conditions generally consistent with those proposed in the Energy XXI Ltd Proposed Forms of Employment Agreement summary circulated by Vinson and Elkins on 8/16/16 (the “Employment Agreement Matrix”); provided, however, that the New Agreement will not include provisions that are off-market, generally inconsistent with prevailing practices of publicly traded companies, or may cause governance issues. The New Agreement, which shall be in form and substance acceptable to the Majority Second Lien Plan Support Parties and consistent with this term sheet, will be effective as of the Effective Date.

Material terms of the New Agreement will include:

Term: Three-year initial term, no automatic renewals.

Severance: The severance payments and benefits under the New Agreement will be generally consistent with those proposed in the Employment Agreement Matrix; provided that if Mr. Schiller’s employment is terminated by the New Parent without Cause or by Mr. Schiller for Good Reason (including with respect to a termination that occurs in connection with a change of control) before the first anniversary of the Effective Date, then Mr. Schiller’s sole remedy will be a cash payment of $2 million, less applicable withholding and deductions as required by law (the “Initial Severance Amount”).

New Parent Board Evaluation Right: Until the first anniversary of the Effective Date, the New Parent Board will have the right to reevaluate the New Agreement to ensure that its terms are consistent with market practices. To the extent the New Parent Board determines that the New Agreement is inconsistent with market practices, the New Parent Board will provide a notice (the “Notice”) to Mr. Schiller and the parties will negotiate in good faith to revise the New Agreement as necessary. If the parties are unable to reach an agreement within 30 days of the Notice, the New Parent may terminate the New Agreement and Mr. Schiller’s sole remedy will be the Initial Severance Amount. For the avoidance of doubt, nothing will limit the ability of the New Parent Board to terminate Mr. Schiller’s employment for any reason, for Cause or without Cause at any time.

Other Non-Economic Terms: Other than the economic and other terms contemplated by this term sheet, the other terms of the New Agreement will generally be consistent with those in Mr. Schiller’s existing employment agreement (e.g., restrictive covenants, release, etc.); provided that the parties will agree that the Effective Date shall not have constituted a change in control. Mr. Schiller shall release any and all claims he may have, or now has, against any of the Debtors (including, without limitation, claims arising from his existing employment agreement or the Debtors’ rejection of such agreement), and Mr. Schiller agrees not to assert any such claim; provided, however, that Mr. Schiller may assert and receive a recovery on any prepetition indemnification claims as Class 11 General Unsecured Claims in accordance with the terms of the Plan.

[1]	Capitalized terms used but not defined herein are used as defined in the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1418] (as amended, the “Plan”).

Management Incentive Plan

Awards under the Management Incentive Plan will be awarded to the Reorganized Debtors’ officers, directors, employees, and consultants at the discretion of the New Parent Board; provided, however, that at least 3% of the Management Equity Pool[2] will be allocated by the New Parent Board to such officers, directors, employees, and consultants no later than 120 days after the Effective Date on terms and conditions determined by the New Parent Board, including the type of equity based awards.

[2]	Capitalized terms used but not defined herein are used as defined in the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1418] (as amended, the “Plan”).

2

Exhibit B to the Plan Support Agreement

Plan

Exhibit C to the Plan Support Agreement

Form of Transferee Joinder

Form of Transferee Joinder

This joinder (this “Joinder”) to the Plan Support Agreement (the “Agreement”),1 dated as of [__], 2016, by and among (i) the Debtors, and (ii) the Plan Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Plan Support Parties, as applicable.

2.      Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.      Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.      Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

  To the Joining Party at:

  [JOINING PARTY]

  [ADDRESS]

  Attn:

  Facsimile: [FAX]

  EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[1]	Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

[JOINING PARTY]

By:
Name:

Title:

Holdings:	$__________________ of Debt
Under the First Lien Credit Agreement

Holdings:	$__________________ of Debt
Under the Second Lien Indenture

Holdings:	$__________________ of Debt
Under the 9.25% Indenture

Holdings:	$__________________ of Debt
Under the 7.75% Indenture

Holdings:	$__________________ of Debt
Under the 7.5% Indenture

Holdings:	$__________________ of Debt
Under the 6.875% Indenture

Holdings:	$__________________ of Debt
Under the 8.25% Indenture

Holdings:	$__________________ of Debt
Under the 3.0% Indenture

Holdings:	__________________
shares of Common Equity

Holdings:	__________________
shares of Preferred Equity

Annex 1 to the Form of Transferee Joinder

Plan Support Agreement